Exhibit 99.2

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Announces Pricing of $140 Million Convertible Senior Notes

Houston—February 3, 2010—BPZ Resources, Inc., d/b/a BPZ Energy, (NYSE:BPZ) announced today that it has priced an offering of $140 million principal amount of 6.5% convertible senior notes due March 1, 2015 (the “Notes”).  The Company also granted to the initial purchaser of the Notes an option to purchase an additional $21 million aggregate principal amount of the Notes solely to cover over allotments, if any.  In addition, the International Finance Corporation (IFC) holds the right to participate in the Offering for up to 45 days after being notified, which if exercised would increase the size of the Offering.

Net proceeds from the sale of the Notes, after deducting the discounts and commissions and any offering expenses payable by the Company, will be approximately $135.1 million (or approximately $155.4 million if the option is exercised in full).  The Company expects the offering to close on or about February 8, 2010, subject to customary closing conditions.

The Company intends to use the net proceeds for general corporate purposes, including without limitation, capital expenditures and working capital, reduction or refinancing of debt, or other corporate obligations.

The Notes will be convertible under certain circumstances and during certain periods at an initial conversion rate of 148.38 shares of BPZ’s common stock per $1,000 principal amount of Notes, representing an initial conversion price of approximately $6.74 per share of BPZ common stock, which is equal to an approximate 20% conversion premium over the negotiated reference price.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our financing efforts, including the proposed offering, use of proceeds, final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well work-over efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, platform refurbishment or new construction efforts; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.